UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCPIE Holdings Inc. (the “Company”) is filing this Schedule 14A to publicly disclose the following form of letter that the Company intends to send to certain of its insureds:

[To be placed on SCPIE letterhead]

SCPIE’s Rates Will Remain Constant Through 2008

Dear Doctor,

As you are probably aware, The SCPIE Companies has entered into a definitive agreement to be acquired by The Doctors Company. Although many approvals are yet to be received (including the approval of SCPIE’s stockholders), the transaction is expected to be completed sometime after February 1, 2008.

We know that some of our competitors are seizing upon this news and, in an effort to obtain new business, are instilling anxiety about SCPIE’s ability to provide superior service and affordable coverage. Let me assure you that you have no reason to feel insecure about SCPIE.

Oral and maxillofacial surgeons insured with SCPIE who renew their professional liability policies for the policy year 2008 are guaranteed to have their rates, discounts and benefits locked in for the entire policy year.

For more than 20 years, SCPIE has been the insurer of choice for CALAOMS members. In fact, SCPIE continues to be the largest insurer of oral and maxillofacial surgeons in the State of California.

But tradition is not the only reason to remain with SCPIE. In addition to a stable premium throughout 2008, we will continue to deliver excellent claims handling, proven risk management and unparalleled personal service, all tailored to the particular, individual needs of oral and maxillofacial surgeons. (A notable recent example is SCPIE’s Risk Assessment Kit for Oral and Maxillofacial Surgeons.) This level of service will not change in any way during the acquisition period.

If you have any questions regarding this letter or would like further information about your SCPIE policy, please contact your Client Services Representative or me at 800/717-5333.

Sincerely,

Jason Sexton

CALAOMS Account Executive

Additional Information about the Merger and Where to Find It

In connection with the merger, SCPIE intends to file relevant materials with the Securities and Exchange Commission (SEC), including a proxy statement. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE DOCTORS COMPANY, SCPIE AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by SCPIE with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting SCPIE’s communications department at SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067-1712, or by accessing the SCPIE’s website (www.scpie.com) and clicking on the Investors/Media section. Investors are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

SCPIE and its executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the merger. Information about the executive officers and directors of SCPIE and the number of shares of SCPIE’s common stock beneficially owned by such persons is set forth in the proxy statement for SCPIE’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Investors may obtain additional information regarding the direct and indirect interests of SCPIE and its executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.